Exhibit 5.1

May 18, 2015

MPLX LP

200 E. Hardin Street

Findlay, Ohio 45840

Re:	Up to $500,000,000 of Common Units Representing Limited Partner Interests of

MPLX LP, to be Offered Pursuant to the Distribution Agreement

Ladies and Gentlemen:

We have acted as counsel for MPLX LP, a Delaware limited partnership (the “Partnership”), in connection with the issuance and sale of up to $500,000,000 aggregate offering price of common units (the “Common Units”) representing limited partner interests in the Partnership pursuant to the Distribution Agreement, dated May 18, 2015 (the “Distribution Agreement”), by and among the Partnership, MPLX GP LLC, a Delaware limited liability company and the general partner of the Partnership, and J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC, acting as sales agents. The Common Units may be offered and sold from time to time pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”) in accordance with the terms of the Distribution Agreement.

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that the Common Units, when issued and delivered pursuant to the terms of the Distribution Agreement against payment of the consideration therefor as provided therein, will be validly issued, fully paid and nonassessable, except as such nonassessability may be limited by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act (the “DRULP Act”) or within the First Amended and Restated Agreement of Limited Partnership of the Partnership, as amended from time to time.

In rendering the opinion above, we have assumed that (i) the resolutions authorizing the Partnership to issue and deliver and sell the Common Units pursuant to the Distribution Agreement will be in full force and effect at all times at which the Common Units are issued and delivered or sold by the Partnership and the Partnership will take no action inconsistent with such resolutions, and (ii) the timing of, the terms of and the consideration for each issuance of Common Units by the Partnership under the Distribution Agreement will be approved by the

MPLX LP

May 18, 2015

Board of Directors of the general partner of the Partnership or an authorized committee or subcommittee of the Board of Directors of the general partner of the Partnership.

The opinions expressed herein are limited to the DRULP Act and the laws of the State of New York, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof filed by the Partnership and incorporated by reference into the Registration Statement on Form S-3 (Registration No. 333- 203067) (the “Registration Statement”), filed by the Partnership to effect the registration of the Common Units under the Securities Act and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day